Exhibit 99.2

TIER REIT Re-Enters Atlanta Market With Acquisition of 3354 Peachtree Development Site

DALLAS, Texas, March 4, 2019 – TIER REIT, Inc. (NYSE: TIER) announced today that it has re-entered the Atlanta market with its acquisition of 3354 Peachtree Road, a prime, three-acre land site in the prestigious Buckhead submarket. The acquisition was made through a joint venture with an entity owned by Regent Partners and Batson-Cook Development Company.
The site is currently planned for the development of approximately 560,000 square feet of office space, and is located in a strategic TIER1 submarket, given its urban location along the pedestrian bridge to MARTA’s Buckhead station and its walkability and access to various amenities including dining, retail, high-rise residential and hotels.
“We are pleased to re-enter the Atlanta market and reload our pre-development pipeline with this coveted real estate,” stated Scott Fordham, Chief Executive Officer of TIER REIT. “We look forward to partnering with Regent Partners in seeking appropriate pre-leasing and developing a trophy office tower on one of the best remaining land opportunities in Buckhead.”

About TIER REIT, Inc.
TIER REIT, Inc. is a publicly traded (NYSE:TIER), self-managed, Dallas-based real estate investment trust focused on owning quality, well-managed commercial office properties in dynamic markets throughout the U.S. TIER REIT’s vision is to be the premier owner and operator of best-in-class office properties in TIER1 submarkets, which are primarily higher density and amenity-rich locations within select, high-growth metropolitan areas that offer a walkable experience to various amenities. Our mission is to provide unparalleled, TIER ONE Property Services to our tenants and outsized total return through stock price appreciation and dividend growth to our stockholders.
For additional information regarding TIER REIT, please visit www.tierreit.com or call 972.483.2400.

About Regent Partners
Regent Partners is an Atlanta-based firm specializing in the acquisition and development of office, residential, hotel, retail and mixed-use projects. Regent has extensive experience in the Buckhead submarket, having acquired or developed 2.1 million square feet valued at $650 million. Regent developed the nearby 3344 Peachtree office tower and has won numerous industry awards from NAIOP and ULI, including Project of the Year, Development of the Year, and Office Deal of the Year.

About Batson-Cook Development Company
Batson-Cook Development Company was formed in 1963 and is a commercial real estate company specializing in development, pursuit capital, construction services, and brokerage services. A subsidiary of Kajima USA, Batson-Cook Development is based in Atlanta and focuses on the development of office, retail, condominium, hotel, residential, government, and mixed-use projects throughout the Southeastern United States.

Forward-Looking Statements
Certain statements made in this press release that are not based on historical information are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements for which no assurance can be provided. TIER REIT undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosure contained in our public filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K.

TIER REIT, Inc.
Scott McLaughlin, 972.483.2465
smclaughlin@tierreit.com